UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 9, 2002

(Date of earliest event reported)

LOGIC Devices Incorporated

(Exact name of registrant as specified in its charter)

California

94-2893789
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1320 Orleans Drive, Sunnyvale, California 94089

(Address of principal executive offices)

(Zip code)

(408) 542-5400

(Registrant's telephone number, including area code)

Item 5.  Other Events

On October 9, 2002, the Board of Directors of LOGIC Devices Incorporated authorized the repurchase of up to $500,000 of its common stock.

The Company's press release dated October 9, 2002 with respect thereto is annexed to this Report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Financial statements of business acquired: Not applicable.
(b)	Pro forma financial information: Not applicable.
(c)	Exhibits: 99.1 The Company's Press Release dated October 9, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOGIC Devices Incorporated (Registrant)
Date: October 9, 2002	By: /s/ Kimiko Milheim
Kimiko Milheim
Chief Financial Officer and Principal Accounting Officer

EXHIBIT 99.1

Contacts:  Bill Volz, President or
Kimiko Milheim, CFO

(408) 542-5400

FOR IMMEDIATE RELEASE

LOGIC Devices Board of Directors

Approves Share Repurchase

SUNNYVALE, Calif. (October 9, 2002) - LOGIC Devices Incorporated (Nasdaq: LOGC), today announced that its Board of Directors authorized the repurchase of up to $500,000 of its common stock. The Company has approximately 6.85 million shares of common stock outstanding as of October 9, 2002.

"While this is a difficult time for the stock market and the semiconductor industry, LOGIC has conservatively managed itself to build a very strong balance sheet with great liquidity," stated Bill Volz, president of LOGIC. At the current prices, we believe LOGIC stock represents an attractive investment for the Company. This repurchase program also affords us an opportunity to enhance shareholder value."

According to the repurchase plan (the Plan), the Company may make purchases from time-to-time, in the open market or through privately negotiated transactions, at prices considered attractive by management. The Plan does not include a time limit for completion, and the Company will use existing cash holdings to finance the purchases.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, and digital telecommunications equipment.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.